                           News Release

FOR IMMEDIATE RELEASE
Contact Information:
Media	Investors
Mike Bazinet	Tom Gelston
Director, Global Communications	Vice President, Investor Relations
Phone: 203-222-6113	Phone: 203-222-5943
Email: michael.bazinet@terex.com	Email: thomas.gelston@terex.com

TEREX COMPLETES SALE OF MINING BUSINESS TO BUCYRUS

WESTPORT, CT, Feb. 19, 2010 –Terex Corporation (NYSE: TEX) today announced that it has completed the previously announced sale of its Mining business to Bucyrus International (NASDAQ: BUCY) for $1billion in cash plus approximately 5.8 million shares of Bucyrus common stock.  The products divested by Terex in the transaction include hydraulic mining excavators, electric drive mining trucks, track and rotary blasthole drills, and the highwall miner, as well as the related parts and aftermarket service businesses, including the Company-owned distribution locations.

“The closing of this transaction marks a positive step toward the transformation of Terex Corporation into a machinery and industrial products business,” said Ronald M. DeFeo, Terex Chairman and Chief Executive Officer. “Our focus going forward is on product and market niches where we can maintain and build superior customer propositions with high returns on capital for our shareholders. This transaction provides us both opportunity and flexibility to create value.”

Mr. DeFeo continued, “As we said in December 2009, this sale is good for customers, team members and shareholders because it strengthens this business and makes Bucyrus an industry leader in mining. For our part, the substantial after-tax proceeds will allow Terex to continue to invest in our current businesses, as well as to look to add new, well positioned acquisitions with strong market presence to the Company’s portfolio.”

Goldman Sachs & Co. acted as financial advisor to Terex on the transaction. Bryan Cave LLP acted as counsel to the Company.

Terex Corporation is a diversified global manufacturer operating in four business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, and Terex Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, shipping, transportation, energy, refining, and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

This press release contains forward-looking information based on the current expectations of Terex Corporation.  Because forward-looking statements involve risks and uncertainties, actual results could differ materially.  Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission.  Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors.  The forward-looking statements speak only as of the date of this press release.  Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.
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Terex Corporation

200 Nyala Farm Road, Westport, CT 06880